Exhibit 2.1

CERTIFICATE OF MERGER

OF

NEON SIGNAL, LLC

(a Delaware limited liability company)

WITH AND INTO

NEUROGEN CORPORATION

(a Delaware corporation)

Pursuant to Section 264 of the

General Corporation Law of the State of Delaware

Neurogen Corporation, a Delaware corporation (“Neurogen”), which desires to merge with Neon Signal, LLC, a Delaware limited liability company (“Merger Sub”), pursuant to the provisions of Section 264 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name and the state of incorporation of each of the constituent entities (the “Constituent Entities”) are as follows:

Name	State of Incorporation	State of Formation
Neon Signal, LLC	n/a	Delaware
Neurogen Corporation	Delaware	n/a

2. An Agreement and Plan of Merger, dated as of August 23, 2009, as amended by amendments dated September 18, 2009, November 2, 2009 and December 17, 2009 (as so amended, the “Merger Agreement”), by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation, Merger Sub and Neurogen has been approved, adopted, certified, executed, and acknowledged by both of the Constituent Entities in accordance with the requirements of Section 264 of the General Corporation Law of the State of Delaware and also by Ligand Pharmaceuticals Incorporated to the extent so required by law.

3. Neurogen shall be the surviving corporation in the merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be Neurogen Corporation.

4. The current certificate of incorporation of Neurogen shall be the certificate of incorporation of the Surviving Corporation.

5. The executed Merger Agreement is on file at the office of the Surviving Corporation at 45 NE Industrial Road, Branford, Connecticut 06405.

6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder or member of either Constituent Entity.

7. This Certificate of Merger, and the merger provided for herein, shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Neurogen Corporation has caused this Certificate of Merger to be executed by the undersigned, its authorized officer, as of this 23rd day of December, 2009.

NEUROGEN CORPORATION

By:	/s/ Stephen R. Davis
Name:	Stephen R. Davis
Title:	President and Chief Executive Officer